UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

VOYA FINANCIAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	52-1222820
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

230 Park Avenue
New York, New York	10169
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12 (b) of the Act:

Title of each class to be so registered:	Name of each exchange on which each class is to be registered:
Depositary Shares, each representing a 1/40th interest in a share of 5.35% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B, $0.01 par value	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: 333-218956

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.	Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are depositary shares (the “Depositary Shares”) representing interests in 5.35% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B (the “Preferred Stock”), which is a series of preferred stock of Voya Financial, Inc. (the “Company”). Each Depositary Share represents a 1/40th interest in a share of Preferred Stock. The descriptions of the Depositary Shares and the underlying Preferred Stock are contained in the Company’s Prospectus, dated June 11, 2019, included in the Company’s registration statement on Form S-3 (File No. 333-218956), under the captions “Description of Depositary Shares” and “Description of Our Capital Stock” and the Company’s Prospectus Supplement with respect to the Depositary Shares, dated June 11, 2019, under the captions “Description of the Depositary Shares” and “Description of the Series B Preferred Stock,” and those sections are incorporated herein by reference. The Depositary Shares are expected to be listed on the New York Stock Exchange.

Item 2.	Exhibits.

Exhibit Number	Description

3.1	Amended and Restated Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Registration Statement on Form S-3 (File No. 333-196883), filed on June 18, 2014).

3.2	Certificate of Designations with respect to the 6.125% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series A, of the Company, dated September 12, 2018 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-35897) filed on September 12, 2018).

3.3	Certificate of Designations with respect to the 5.35% Fixed-Rate Reset Non-Cumulative Preferred Stock, Series B, of the Company, dated June 17, 2019, filed with the Secretary of State of the State of Delaware and effective June 17, 2019.

3.4	Amended and Restated By-Laws of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-35897) filed on May 7, 2013).

4.1	Form of Deposit Agreement, among the Company, Computershare Inc. and Computershare Trust Company, N.A., jointly as Depositary, and the holders from time to time of the Depositary Receipts issued thereunder (including form of Depositary Receipt).

4.2	Form of Depositary Receipt for the Depositary Shares (included as Exhibit A to Exhibit 4.1 above).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

VOYA FINANCIAL, INC.

Dated: June 17, 2019	By:	/s/ Trevor Ogle
Name: Trevor Ogle
Title: Senior Vice President and Deputy General Counsel